Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160235 and 333-161857 on Form S-3 and Registration Statement Nos. 333-169296, 333-169295, 333-151763, 333-197890 and 333-217676  on Form S-8 of our reports dated December 21, 2018, relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and the effectiveness of Photronics, Inc. internal control over financial reporting, appearing in this Annual Report on Form 10-K of Photronics, Inc. for the year ended October 31, 2018.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
December 21, 2018